We have issued our report dated March 17, 2000, accompanying the financial statements of Sepragen Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

San Jose, California

August 17, 2000